UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 24, 2011

Date of Report (Date of earliest event reported)

NAVARRE CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	000-22982	41-1704319
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7400 49th Avenue North,

Minneapolis, MN 55428

(Address of principal executive offices) (Zip Code)

(763) 535-8333

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 25, 2011, Navarre Corporation (the “Company”) announced the retirement of J. Reid Porter as the Company’s Chief Operating Officer and Chief Financial Officer effective October 28, 2011. Mr. Porter’s decision was made in connection with the approval by the Compensation Committee of the Board of Directors on October 24, 2011 of the following retirement compensation package for Mr. Porter: (i) a lump sum cash payment of $307,500; and (ii) continuation of coverage under the Company’s group medical and dental plans for Mr. Porter and his spouse until each reaches the age of 65, subject to certain conditions including an appropriate release of all claims. In addition, the Compensation Committee approved amendments to three of Mr. Porter’s prior stock option awards, covering a total of 120,000 shares of Common Stock, and four prior restricted stock unit awards, covering a total of 113,833 shares of Common stock, to accelerate vesting to occur upon Mr. Porter’s retirement on October 28, 2011 and to extend the expiration date of the out-of-the-money stock options until October 28, 2014.

The Company also announced that the Board of Directors appointed Diane D. Lapp, 46, as Interim Chief Financial Officer, and the Company’s principal financial and accounting officer, effective October 28, 2011. Ms. Lapp has served as the Company’s Vice President of Finance since May 2005, including a previous assignment as Interim Chief Financial Officer from July to December 2005. In connection with the appointment, Ms. Lapp will receive an annual base salary of $255,000 and be eligible for an annual bonus of up to fifty percent (50%) of her base salary under the terms of the Company’s Fiscal Year 2012 Annual Management Incentive Plan. In addition, the Compensation Committee approved the following equity awards to be granted to Ms. Lapp effective the first date that is in an open trading window as provided in the Company’s Insider Trading Policy (the “Grant Date”): (i) a stock option award under the Company’s Amended and Restated 2004 Stock Plan (the “Stock Plan”) with an exercise price equal to fair market value on the Grant Date and covering 60,000 shares of the Company’s Common Stock; and (ii) a restricted stock unit award under the Stock Plan covering 20,000 shares of the Company’s Common Stock. The awards will vest in three equal annual installments on the first, second and third anniversaries of the Grant Date, conditioned upon continued employment with the Company through the applicable vesting dates, and subject to acceleration of vesting upon a Change of Control (as defined in the Stock Plan).

Ms. Lapp and the Company previously entered into a written executive severance agreement which will continue to be in effect. The agreement provides for severance payments in the event that the employment of Ms. Lapp is involuntarily terminated without cause, or is terminated by Ms. Lapp due to a material adverse change in her duties, responsibilities, authority or base salary. Severance payments equal one times base salary and one times the average amount of annual bonus earned and paid with respect to the preceding three years. Severance payments are paid in a lump sum within 30 days after the date of termination. If applicable, severance payments will be offset by any income protection benefits payable during the first 12 months of a qualifying disability under the Company’s group short-term and long-term disability insurance plans. Severance payments require a written release of all claims and agreements by the executive with respect to non-solicitation, confidentiality obligations and assignment of intellectual property rights. The term of the agreement is for successive one year periods which automatically extend unless notice of termination is provided by one party to the other at least six months prior to the expiration of the then-current term. The current term expires December 31, 2012. The foregoing summary of this agreement is qualified in its entirety by the terms of the agreement, a copy of which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference.

ITEM 9.01	Financial Statements and Exhibits.

On October 25, 2011, the Company issued a press release that is attached hereto as Exhibit 99.1. This press release announces the retirement of J. Reid Porter, Chief Operating Officer and Chief Financial Officer and the appointment of Diane D. Lapp as the Company’s Interim Chief Financial Officer as described above in Item 5.02 to this current report on Form 8-K.

(d)	Exhibits.

Exhibit No.	Description

10.1	Executive Severance Agreement between Diane Lapp and Navarre Corporation dated March 31, 2008.

99.1	Press Release, dated October 25, 2011, issued by Navarre Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 28, 2011	NAVARRE CORPORATION

	By:	/s/ Ryan F. Urness
	Name:	Ryan F. Urness
	Title:	Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Severance Agreement between Diane Lapp and Navarre Corporation dated March 31, 2008.

99.1	Press Release, dated October 25, 2011, issued by Navarre Corporation.